Exhibit 99.1

Renewable Energy Group Reports First Quarter 2016 Financial Results
Q1 2016 Highlights

•	98 million gallons sold, up 63.7% y/y

•	86 million gallons produced, up 42.1% y/y

•	Net income of $2 million

•	Adjusted EBITDA of $10 million

•	Closed acquisition of 20 million gallon nameplate biorefinery in DeForest, WI

•	Secured $30 million line of credit for REG Energy Services

•	Completed remainder of $30 million share repurchase plan in April 2016

Ames, IA, May 3, 2016 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ:REGI) today announced its financial results for the first quarter ended March 31, 2016.
Revenues for the quarter were $305.6 million on 98.0 million gallons of fuel sold. Compared to the first quarter of 2015, REG sold 63.7% more gallons of fuel resulting in an increase in revenue of 32.3%. Adjusted EBITDA for the quarter was $9.9 million compared to negative $30.2 million in the prior year period, without any adjustments for the 2015 Biodiesel Mixture Excise Tax Credit (BTC). Adjusted EBITDA for the first quarter of 2015, after giving effect to the retroactive reinstatement of the BTC (as discussed below), was negative $14.5 million.
"The REG team delivered solid execution in the quarter. We continued optimizing our fleet of plants while integrating our newest biorefinery in DeForest, Wisconsin and bringing REG Geismar back online," said REG President and CEO Daniel J. Oh. "A more stable regulatory environment in the U.S. enabled us to focus on growing our business."
First Quarter 2016 Highlights
All figures refer to the quarter ending March 31, 2016, unless otherwise noted. All comparisons are to the quarter ended March 31, 2015 unless otherwise noted.
REG sold a total of 98.0 million gallons of fuel, an increase of 63.7%. REG produced 86.2 million gallons of biomass-based diesel during the quarter, a 42.1% increase. The average price per gallon sold of biomass-based diesel decreased by 7.9% to $2.92 which was due to lower heating oil and RIN prices.
Revenues of $305.6 million increased 32.3%. The increase is attributable to the 63.7% increase in gallons sold and the impact of the BTC in effect in 2016 but not in effect in the first quarter of 2015, offset by the lower average sales price.

Gross profit was $25.1 million, or 8.2% of revenues, compared to gross loss of $16.2 million, or 7.0% of revenues. The increase in gross profit was due to the significant increase in gallons sold along with a better margin environment.
Net income attributable to common stockholders was $0.04 per share on a fully diluted basis, or $1.6 million. This compares to a net loss of $0.86 per share on a fully diluted basis, or $38.1 million.
REG repurchased 647,794 of its outstanding shares during the first quarter at an average price of $8.98 per share. From inception of the repurchase program in February 2015 through March 31, 2016, the Company has spent $29.1 million under its $30 million authorized share repurchase program, to repurchase 3,126,907 shares at an average price of $9.32 per share. The company completed the $30 million share repurchase program during the Month of April 2016, purchasing an additional 90,654 shares at an average price of $9.61.
At March 31, 2016, REG had cash and cash equivalents of $164.1 million, an increase of $117.0 million from the prior quarter end. This increase was largely the result of collections related to the retroactive reinstatement for 2015 of the biodiesel mixture excise tax credit.
At March 31, 2016, accounts receivable were $106.4 million, or 31 days of sales. Accounts receivable at December 31, 2015 were $310.7 million. The decrease in accounts receivable in the quarter was due to the collections related to the biodiesel mixture excise tax credit. Inventory was $133.8 million at March 31, 2016, or 43 days of sales, an increase of $47.9 million from the prior quarter end.
Accounts payable were $246.6 million and $236.8 million at March 31, 2016 and December 31, 2015, respectively.
The table below summarizes REG’s results for the first quarter of 2016.
REG Q1 2016 and 2015 Revenues and Adjusted EBITDA Summary
(dollars and gallons in thousands)

	Q1 2016	Q1 2015	Y/Y Change
Gallons sold	98,016	59,860	63.7%
Average selling price	$2.92	$3.17	(7.9)%
Total revenues	$305,594	$230,918	32.3%
Adjusted EBITDA prior to 2015 BTC allocation	$9,921	$(30,217)	N/M
Adjusted EBITDA	$9,921	$(14,472)	N/M
Adjusted EBITDA Reconciliation
The Company uses earnings before interest, taxes, depreciation and amortization, and further adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives. The following table sets forth Adjusted EBITDA for the periods presented, as well as reconciliation to net income:

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
(In thousands)
Net income (loss)	$1,686	$(38,304)
Adjustments:
Income tax benefit	(122)	(897)
Interest expense	3,311	2,743
Gain on involuntary conversion	(3,543)	—
Other (income) expense, net	88	(565)
Change in fair value of contingent liability	(15)	293
Straight-line lease expense	(94)	(158)
Depreciation	7,674	5,613
Amortization	(140)	(219)
Other	—	197
Non-cash stock compensation	1,076	1,080
Adjusted EBITDA before 2015 biodiesel tax credit is allocated into historical results [1]	9,921	(30,217)
Biodiesel tax credit [1]	—	15,745
Adjusted EBITDA	$9,921	$(14,472)

(1)
On December 18, 2015 the Protecting Americans from Tax Hikes Act of 2015 was signed into law, which reinstated and extended a set of tax provisions, including the retroactive reinstatement for 2015 and extension for 2016 of the federal biodiesel mixture excise tax credit. The retroactive credit for 2015 resulted in a net benefit to the Company that was recognized in the fourth quarter of 2015, however because this credit relates to the full year operating performance and results, we allocated the first three quarters of 2015, respectively, based upon gallons sold and excluded those amounts from the fourth quarter of 2015 Adjusted EBITDA.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash uses that we consider not to be an indication of ongoing operations;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•
Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although we have excluded it as an expense when evaluating our operating performance; and

•	Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. is a leading North American advanced biofuels producer and developer of renewable chemicals. REG utilizes a nationwide production, distribution and logistics system as part of an integrated value chain model to focus on converting natural fats, oils and greases into advanced biofuels and converting diverse feedstocks into renewable chemicals. With 12 active biorefineries across the country, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuels and chemicals.
For more than a decade, REG has been a reliable supplier of advanced biofuels which meet or exceed ASTM quality specifications. REG sells REG-9000 biomass-based diesel to distributors so consumers can have cleaner burning fuels that help diversify the energy complex and increase energy security. REG-9000 biomass-based diesel is distributed in most states in the US. REG also markets ultra-low sulfur diesel and heating oil in the northeastern and midwestern US. For more information on REG visit our website at www.regi.com.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding our financial results, our expectations regarding reinstatement of the biodiesel mixture excise tax credit (BTC) and trends in our market. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; availability of federal and state governmental tax credits and incentives for biomass-based diesel production; risks associated with fire or explosion at our facilities, including potential losses associated with the fires at our Geismar facility; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to use our development stage life sciences technologies to produce renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; and other risks and uncertainties described from time to time in REG's annual report on Form 10-K for the year ended December 31, 2015, quarterly reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com	The Blueshirt Group Gary Dvorchak, CFA Managing Director +1 (323) 240-5796 gary@blueshirtgroup.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(in thousands, except share and per share amounts)

	Three months ended
	March 31, 2016	March 31, 2015
REVENUES:
Biomass-based diesel sales	$247,164	$221,026
Biomass-based diesel government incentives	58,401	9,788
	305,565	230,814
Services	29	104
	305,594	230,918
COSTS OF GOODS SOLD:
Biomass-based diesel	280,484	247,052
Services	2	61
	280,486	247,113

GROSS PROFIT (LOSS)	25,108	(16,195)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	19,777	16,675
RESEARCH AND DEVELOPMENT EXPENSE	3,926	3,860
GAIN ON INVOLUNTARY CONVERSION	(3,543)	—
INCOME (LOSS) FROM OPERATIONS	4,948	(36,730)
OTHER INCOME (EXPENSE), NET	(3,384)	(2,471)
INCOME (LOSS) BEFORE INCOME TAXES	1,564	(39,201)
INCOME TAX BENEFIT	122	897
NET INCOME (LOSS)	$1,686	$(38,304)
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$1,632	$(38,107)
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$0.04	$(0.86)
DILUTED	$0.04	$(0.86)
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	43,899,084	44,362,637
DILUTED	43,899,084	44,362,637

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF MARCH 31, 2016 AND DECEMBER 31, 2015
(in thousands, except share and per share amounts)

	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$164,052	$47,081
Accounts receivable, net	106,350	310,731
Inventories	133,781	85,890
Prepaid expenses and other assets	43,273	31,882
Total current assets	447,456	475,584
Property, plant and equipment, net	600,530	574,584
Goodwill	16,080	16,080
Intangible assets, net	30,624	30,941
Investments	12,180	8,797
Other assets	11,672	11,819
Restricted cash	105,815	105,815
TOTAL ASSETS	$1,224,357	$1,223,620
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$2,864	$23,149
Current maturities of long-term debt	9,109	5,206
Accounts payable	246,580	236,817
Accrued expenses and other liabilities	28,192	28,799
Total current liabilities	286,745	293,971
Unfavorable lease obligation	16,886	17,343
Deferred income taxes	19,020	19,186
Contingent consideration for acquisitions	28,890	26,949
Long-term debt (net of debt issuance costs of $3,817 and $4,105, respectively)	251,154	247,251
Other liabilities	4,856	4,910
Total liabilities	607,551	609,610
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	616,806	614,010
TOTAL LIABILITIES AND EQUITY	$1,224,357	$1,223,620